Exhibit 10.6.4
[Translation of Chinese original]
Employment Contract
Contract No:
Party A: Beijing Alliance Online Advertising Company Ltd.
Legal representative: Yue Jin
Address: Flat 807, No. 39 Residential Building, Shuguangli, Chaoyang District, Beijing
Telephone: 010-58634094

Party B: Lin Yan

Sex: Male	Date of birth: October 21, 1971

Identity card no:: 220303197102163416

Residential address: 401, Unit 2, Building 139, Mofangbeili, West Dawang Road, Beijing.

Zip Code: 100022	Telephone: 010-58634094
Place of household registration: Team 7, Youyiwei, Jiefang Street, Tiedong District, Siping, Jilin Province.
     Pursuant to the “Labor Law of the People’s Republic of China” and the stipulations of the relevant laws and regulations, Party A and Party B hereby unanimously agree to enter into this Employment Contract on a voluntary and equitable basis.
Article 1 Term of this Employment Contract
     1.1 This Employment Contract shall become effective on February 1, 2008 until February 1, 2011.
Article 2 Position
     2.1 Party A hereby employs Party B to assume the duties of the Deputy General Manager. Depending on the job requirements and the actual working abilities of Party B, Party A shall be entitled to change Party B’s position at any time.
     2.2 Party B has carefully read the Company’s rules and codes, the Employees’

Manual and disciplines, and shall strictly comply with them and be subordinated to management.
     2.3 During the performance of this Employment Contract, Party A shall be entitled to formulate, revise or abrogate the Company’s rules and codes and Party B shall comply with the valid rules and codes Party A may formulate or revise at any time.
     2.4 Party B shall fulfill the requisite scheduled workflow and meet the requisite quality standards set forth by Party A.
Article 3 Employee Safety
     3.1 Party A shall provide to Party B a working environment which conforms to the State safety and hygiene stipulations and ensure that Party B shall work in an environment and under conditions that pose no danger to Party B’s safety.
     3.2 Pursuant to the actual circumstances of Party B’s position, Party A shall provide to Party B any necessary employee safety equipment in accordance with the State regulations.
Article 4 Working Hours
     4.1 Party A practices an eight-hour work day, with an average of 40 working hours per week. In the event that Party A requires Party B to work overtime, the number of overtime hours shall be confirmed by Party A and the compensation for any such overtime hours shall be paid according to the relevant State stipulations (or a commensurate amount of paid leave shall be arranged for Party B in lieu thereof). No compensation shall be paid in the event that Party B works overtime on matters that are not completed due to personal reasons or in the event that Party A’s consent for overtime is not obtained. The calculation of compensation for overtime shall be established by Party A, but expenses (such as bonus and allowances) shall not be included therein.
     4.2 Party B shall be entitled to take paid leaves, such as marriage leave, compassionate leave and maternity leave (unless in violation of birth control regulations) as stipulated by the State. However, the wedding or funeral leaves (limited to three generations of direct kinship) or maternity leave must occur during the employment period.
Article 5 Remuneration
     5.1 Party B’s monthly salary: A basic salary (after taxes) of RMB5,000.
     5.2 The basic salary shall be paid in cash on the 30th day of each month. If the payment date falls on a statutory holiday, it shall be paid prior to the date of the statutory holiday. The performance-based salary shall be paid in the form of a bonus after the Company has fulfilled the performance appraisal targets set forth in the Equity Transfer Contract.
     5.3 Party A shall withhold income tax on behalf of Party B and deduct any other various social security insurance premiums payable by Party B.
     5.4 Should there be any change in the duties or in the position of Party B, Party A shall make a corresponding increase or decrease of Party B’s salary. The salary shall be subject to the revised calculation from the month in which the change is made.
     5.5 Other matters agreed upon between Party A and Party B in respect of salary: None.
Article 6 Insurance and Benefits
     6.1 Party A and Party B shall both participate in the social insurance program stipulated by the State and Beijing municipality. Party A shall carry out the related social insurance enrollment procedures for Party B. Party B shall be qualified for the various insurances only after Party B’s personal files have been transferred to Party A’s personnel record department within the stipulated period and after the completion of the various insurance formalities concerned as required by Party A.
     6.2 In the event that any of Party B’s insurance premiums are not paid in a timely manner due to reasons attributable to Party B, Party B shall assume the corresponding consequences. In the event that any of the insurance premiums are not paid in time due to reasons attributable to Party A, Party A shall assume the corresponding liabilities.

     6.3 Party A shall be only responsible for the contribution of the portion of the social insurance for which Party A is liable. The portion payable by Party B shall be deducted from Party B’s monthly salary by Party A on behalf of Party B.
     6.4 Medical treatment for Party B for sickness and non-work related injuries shall be provided in accordance with the relevant stipulations of the State and Beijing municipality.
Article 7 Disciplines
     7.1 Party B shall comply with the State laws and regulations.
     7.2 Party B shall comply with all of Party A’s rules, codes and Employees’ Manual, and shall abide by Party A’s work procedures and confidentiality procedures. If Party B violates any of Party A’s rules or codes, Party A shall be entitled to handle the relevant matter in accordance with the related regulations and even this Employment Contract may be terminated.
     7.3 In the event that any of the Company’s property is damaged or lost by Party B, compensation shall be made at market price.
Article 8 Amendment and Termination
     8.1 Under any of the following circumstances, Party A and Party B may amend this Employment Contract and promptly carry out the procedures for any such amendments:
1)	In the event of unanimous agreement between Party A and Party B after negotiations between them;

2)	In the event that this Employment Contract cannot be implemented as a result of a material change to the actual circumstances relied upon at the time this Employment Contract is entered into; and

3)	In the event of any change to any laws, regulations or rules which is base on at the time this Employment Contract is entered into.
     8.2 Under any of the following circumstances, Party A may terminate this Employment Contract at any time without compensation of any kind to be made to Party B:

1)	In the event that Party B materially violates Party A’s disciplines, rules or codes; or in the event it commits an act which materially injures Party A’s interests; or in the event of a material breach of duties which materially injures Party A’s interests.

2)	In the event that Party B violates any State laws and is found guilty or sentenced for correctional labor education, Party A shall be entitled to terminate this Employment Contract at any time right from the date on which Party B is under arrest.
     8.3 Party A may terminate this Employment Contract under any of the following circumstances; provided, however, that a 30-day prior written notice shall be given to Party B:
1)	In the event that Party B is unable to carry out his original duties or any alternative duties arranged by Party A after the expiry of the stipulated medical treatment period related to any sickness or a non-job related injury;

2)	In the event that Party B is incapable to perform the duties after training or a change of the position; or

3)	In the event that this Employment Contract is unable to be implemented as a result of a material change to the actual circumstances relied upon when this Employment Contract is entered into, and after negotiation between the Parties, no agreement regarding an amendment to this Employment Contract is able to be reached.
     8.4 In the event that Party A terminates this Employment Contract in accordance with Articles 8.1 and 8.3, it shall make an economic compensation to Party B in accordance with the relevant regulations of the State and Beijing municipality.
     8.5 Party B may terminate this Employment Contract at any time under any of the following circumstances:
1)	In the event that Party B is forced into work by Party A by means of violence, duress, confinement or illegal restriction of his personal freedom; or

2)	In the event that Party A fails to pay remunerations to Party B in accordance with the stipulations of this Employment Contract.
     In the event that Party B terminates this Employment Contract pursuant to clause 2) above, Party A shall pay an economic compensation to Party B based on the number of consecutive years in which Party B has been employed by Party A (i.e., one-month salary compensation to Party B for each full year of employment). Any period of less than one year shall be deemed as one year.
     8.6 Party B shall give a 30-day prior written notice to Party A in the event this Employment Contract is terminated for reasons other than those entitling Party B to terminate this Employment Contract at any time. Subject to the completion of all handover formalities requested by Party A, Party A shall conduct the necessary formalities on its part. However, in the event that there are any economic losses caused to Party A which are attributable to Party B and the relevant matter has not been resolved, Party A shall not be obliged to conduct the formalities until the matter is resolved.
     8.6 In the event that this Employment Contract is terminated through a termination agreement by both Parties, the Party initiating the termination shall give a 30-day prior written notice to the other Party before any termination formalities are conducted.
     8.7 At the termination of this Employment Contract, Party B shall be obliged to complete the handover procedures. In the event that Party B’s refusal to complete or delay in completing the handover causes any losses to Party A, Party B shall be liable for the compensation thereof.
Article 9 Contract Expiration and Renewal
     9.1 This Employment Contract shall terminate at the expiry of its term. Thirty days prior to the expiry, each Party shall indicate to the other Party its intention with respect to the renewal of this Employment Contract. With negotiations, the Parties may enter into a new employment contract.
     9.2 If the Parties still have not entered into a new employment contract after the expiry of this Employment Contract, but Party B continues to work and Party A continues to pay the employment remuneration, this Employment Contract shall be deemed to be automatically extended and renewed for a period of one year. The rights and obligations of the Parties shall continue in accordance with this Employment Contract of the previous year. All other relevant contracts (such as intellectual property and non-compete agreements, non-disclosure agreements, etc.) shall continue to be valid.
     9.3 In the event that Party B does not agree to renew this Employment Contract due to the reasons that Party A has maintained the original terms and conditions or changed the terms and conditions of the renewed Employment Contract in favor of Party A, Party A shall pay an economic compensation to Party B when this Employment Contract terminates at its expiry. The economic compensation shall be paid to Party B according to the number of employment years and calculated on the basis of one-month salary for each full employment year. Any period of employment exceeding six months, but less than one year shall be deemed as one full year and half of a monthly salary shall be paid to Party B for any period of employment less than six months.
Article 10 Liabilities for Breach
     10.1 If any personnel takes any training at the expense of Party A, the training costs shall be repaid by such personnel to Party A. The basis for calculation of such repayment is as follows: 20% of the total training costs shall be deducted for each full year of employment, commencing from the date on which the training is completed and no further repayment shall be required after a period of five full years.
     10.2 Damages and compensatory amounts payable by Party B for breach of contract shall be directly deducted by Party A from Party B’s salary . In the event any salary due and owing to Party B (as set forth in the account of Party A) is insufficient to pay such damages and compensatory amounts, Party B shall directly pay to Party A an amount corresponding to the shortfall until such shortfall is fully paid.
Article 11 Non-Compete
     Simultaneously as entering into this Employment Contract, Party A and Party B shall enter into a “Non-Compete Agreement” (please refer to Appendix 2) for the protection of Party A’s intellectual property rights. Party A and Party B shall strictly abide by the specific stipulations of such agreement.
Article 12 Confidentiality
     Simultaneously as entering into this Employment Contract, Party A and Party B shall enter into a “Non-Disclosure Agreement” (please refer to Appendix 3) with respect to the confidentiality of Party A’s technology and business secrets. Party A and Party B shall strictly abide by the specific stipulations of such agreement.
Article 13 Non-Solicitation
     13.1 Party B shall not, during the term of employment and 12 months thereafter, intentionally solicit, persuade, encourage, instruct or otherwise cause existing or potential clients of Party A or existing or potential employees of Party A to terminate their business relationship or employment relationship with Party A for any reason (whether for Party B’s own benefit or for the benefit of other individuals, companies or organizations).
     13.2 During the term of employment and 12 months thereafter, Party B shall not:
•	obtain business from the Company’s clients for Party B’s own benefit or assist any company to which Party B renders services to obtain business from the Company’s clients or assist other companies or individuals with whom Party B has a relationship to obtain business from the Company’s clients; or

•	persuade or obstruct or attempt to persuade or obstruct existing or potential clients of Party A from doing business with Party A.
     13.3 Party B shall not make any defamatory remarks regarding Party A’s reputation or otherwise harm the image of Party A at any time, whether during the term of this Employment Contract or after the expiry.
Article 14 Others
     For those matters not dealt with herein, the Parties shall resolve the same through negotiation and, if necessary, enter into a supplemental agreement with respect to the same as an appendix to this Employment Contract. In the event of inconsistency between the supplemental agreement and this Employment Contract, the supplemental agreement shall prevail.
Article 15 Dispute Resolution
     In the event of a labor dispute between Party A and Party B, the Parties may enter into negotiations or submit the dispute to the labor dispute arbitration commission possessing jurisdiction over the matter for arbitration within 60 days from the date on which the labor dispute first arises. Any Party refusing to implement the award shall be entitled to file a claim with the People’s Court.
Article 16 Effectiveness
     This Employment Contract comprises four originals, one original for each of the two Parties, the other two originals to be used for filing and completion of the social insurance formalities. This Contract shall take effect from the date on which Party A and Party B have signed/sealed the same.
(The remainder of this page is left blank)

(No substantive text on this page)

Party A: Legal representative or authorized representative [company seal]:
/s/ Yue Jin

Address: Flat 807, No. 39 Residential Building, Shuguangli, Chaoyang District, Beijing
Telephone: 010-58634094

Party B:	/s/ Lin Yan

Identity card number: 220303197102163416
Address: 401, Unit 2, Building 129, Mofangbeili, West Dawang Road, Beijing
Telephone: 010-58634094
Entered into on the 2nd day of February, 2008 at 8th Floor, Tower B, CITIC Building, 19 Jianguomenwai Avenue, Chaoyang District, Beijing
(Signature Page of this Employment Contract)

Appendix 2
Non-Disclosure Agreement
Party A: Beijing Alliance Online Advertising Company Ltd.
Party B: Lin Yan                     Identity card number: 220303197102163416
WHEREAS:
Party B, as an employee of Party A will or may be exposed to the trade secrets, technical know-how or other confidential information belonging to Party A or its related companies during the course of carrying out duties for Party A. Party B acknowledges and agrees to the following terms for the protection of Party A’s Confidential Information.
“Confidential Information” as used in this Agreement shall refer to business, technical and management information (and confidential information in other forms) not known by the general public, which has beneficial value as well as actual value to Party A and other persons. During Party B’s term of employment with Party A, Party A’s business, technological and management information (and confidential information in other forms) that is received by Party B shall include, but not be limited to, the following types of information owned by Party A, whether such information is obtained by Party A itself or obtained through transfer from other parties:
1.	Patented technologies;

2.	Non-patented technologies;

3.	Know-how;

4.	Short-term and long-term business and product plans and strategies and information related to market research and forecast;

5.	Existing and potential product descriptions, designs, cost structures, pricing, strategies, schedules, purchase orders, product launches and market shares;

6.	Financial information, including profit and loss statements, sales figures, profits, budgets and financial proposals;

7.	Technical information related to customer demand, design expertise, production and testing, troubleshooting, quality control and computer programs;

8.	Detailed human resource information, such as staff planning, list of employees, telephone numbers and e-mail addresses, job titles, reporting lines, job descriptions and job skills;
9.	List of existing and potential clients and partners, information obtained from third parties (including clients and partners) subject to confidentiality agreements;

10.	Information materials marked “Party A’s Proprietary Information”, “Party A’s Confidential Information”, “For Party A’s Internal Use Only” or similar language in other documents of Party A; and

11.	Confidential information, such as methodology and management methods, that are disclosed to Party B in the work.
The foregoing Confidential Information shall not include information related to Party A that Party B obtains from third parties through legal channels or from the public domain or information that is already known by Party B.
In order to protect Party A’s Confidential Information, the Parties agree as follows:
(1) Party B acknowledges that Party A’s Confidential Information is a valuable asset with commercial and industrial uses, which has the potential to bring economic benefits to Party A and which is not known to the general public.
(2) Party B acknowledges that Party A has established procedures and adopted measures to protect the Confidential Information, and Party B undertakes to abide by and comply with such procedures and measures.
(3) Party B acknowledges that any disclosure of Party A’s Confidential Information without Party A’s authorization or the divulging of the same will be injurious to the interests of Party A, and may assist Party B or third parties receiving such Confidential Information to obtain illegal gains.
(4) Party B undertakes that he shall not, at any time during his employment with Party A and after the termination of the employment relationship with Party A, engage in, directly or indirectly, in whole or in part (unless Party B has already obtained prior written permission from Party A or unless Party B has sufficient evidence to prove such information is already in the public domain), any of the following actions with respect to Party A’s Confidential Information:
i. disclose or divulge any Confidential Information to anyone that is not authorized to receive the same by Party A ;
ii. publish or release the Confidential Information in or to any public media which has not been approved by Party A;
iii. re-use the Confidential Information in any manner for Party B’s personal purposes or for profit-making by others.
(5) Party B undertakes that he shall not, at any time during his employment with Party A and after the termination of the employment relationship with Party A, transmit confidential materials containing Party A’s Confidential Information outside the workplace of Party A, or assist in the transmitting thereof unless prior written permission from Party A has been obtained. The term “transmit” as used herein shall include, but not be limited to physical transfer, illegal duplication, transmission of information through various modes of communications, transmission of information through various network interfaces, etc.
(6) Party B undertakes that during the term of his employment with Party A, duplication of documents in any form containing Party A’s Confidential Information shall be made only at the time it is necessary for Party B for work rather than for other purposes. Duplication procedures shall comply with Party A’s confidentiality measures.
(7) At Party A’s request, Party B shall, prior to the discharge or termination of the employment relationship with Party A, deliver to the recipient designated by Party A all materials, originals and duplicates of documents belonging to Party A which are in the Party B’s possession or under Party B’s control and management.
(8) The foregoing confidentiality obligations shall be applicable to materials, data and information which have been provided to Party A by third parties with accompanying restrictions on their use, duplication or disclosure.
(9) Party B undertakes that, if he finds that any of Party A’s Confidential Information is infringed by means of unauthorized use or disclosure, Party B shall immediately notify Party A and take reasonable measures to assist Party A to prevent further infringement.
(10) Party B acknowledges that if any acts of breach under this Agreement result in the infringement of Party A’s intellectual property rights or lead to circumstances involving unfair competition, he shall be liable for all losses incurred consequently by Party A.
(11) Party A may assign this Agreement to its subsidiaries, branches or representative offices. In the event that Party B is transferred within any of the above-mentioned entities, this Agreement shall automatically be assigned to the new employing entity without requiring the signature of Party B; provided, however, that if the new employing entity should request a new agreement, both parties shall negotiate and sign the same.
(12) This Agreement constitutes mandatory document with respect to the employment of Party B by Party A. It shall take effect on the effective date set forth herein after it is signed/sealed by the Parties. This Agreement comprises two originals, of which each Party shall retain one original. It shall be valid for the entire period of Party B’s employment with Party A and five years after the termination of the employment relationship between Party B and Party A. Only by then shall Party A terminate this Agreement in writing.
(13) This Agreement shall be governed and protected by the laws of the People’s Republic of China. If a dispute arises between the Parties to this Agreement and negotiations are unsuccessful, then either Party may submit the dispute to the Beijing Municipal Labor Dispute Arbitration Commission for arbitration. Any Party which refuses to implement the arbitral award may request a judgment thereon from the People’s Court.
(The remainder of this page is left blank)

(No substantive text on this page)

Party A: Beijing Alliance Online Advertising		Party B: Lin Yan

Company Ltd. [company seal]

Seal:	/s/ Yue Jin	Signature:	/s/ Lin Yan
Date: February 2, 2008
Venue: 8th Floor, Tower B, CITIC Building, 19 Jianguomenwai Avenue, Chaoyang District, Beijing
(Signature Page of the Non-Disclosure Agreement)